UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


(Check one):   Form 10-K    Form 11-K    Form 20-F  X Form 10-QSB    Form N-SAR
            ---          ---          ---          ---          ---

For Period Ended: March 31, 2001

--------------------------------------------------------------------------------
Read Instructions (on back page) Before Preparing Form. Please Print or Type.

Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

                              LEADVILLE CORPORATION
--------------------------------------------------------------------------------
                             Full Name of Registrant

--------------------------------------------------------------------------------
                            Former Name if Applicable

                           7002 Graham Road, Suite 106
--------------------------------------------------------------------------------
           Address of Principal Executive Officer (Street and Number)

                           Indianapolis, Indiana 46038
--------------------------------------------------------------------------------
                            City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

               (b)  The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar
                    day following the prescribed due date; or the subject
    X               quarterly report or transition report on Form 10-Q, or
----------          portion thereof will be filed on or before the fifth
                    calendar day following the prescribed due date; and

               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file its Quarterly Report on Form 10-QSB within the prescribed time period because the Company has experienced some difficulty in compiling its financial records to complete the preparation of the reviewed financial statements for the relevant fiscal quarter.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

         JOHN H. GASPER                  317               596-0735
          --------------                 ---               --------
             (Name)                  (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                          Yes X    No
                                                             ---     ---

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          Yes      No X
                                                             ---     ---

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                              LEADVILLE CORPORATION
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2001                          By: /s/ John H. Gasper
     ------------------                     -------------------------------
                                            President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)